Exhibit 8.1

List of Caledonia Mining Corporation Plc group entities

	Country of incorporation		Legal shareholding
		2018	2017	2016
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%	%
Caledonia Holdings Zimbabwe (Private) Limited (1)	Zimbabwe	100	100	100
Caledonia Mining Services Limited (2)	Zimbabwe	100	100	100
Eersteling Gold Mining Corporation Limited	South Africa	100	100	100
Fintona Investments Proprietary Limited	South Africa	100	100	100
Caledonia Mining South Africa Proprietary Limited (1)	South Africa	100	100	100
Greenstone Management Services Holdings Limited (3)	United Kingdom	100	100	100
Caledonia Holdings (Africa) Limited	Barbados	100	100	100
Blanket (Barbados) Holdings Limited (4)	Barbados	100	100	100
Blanket Mine (1983) (Private) Limited(2)	Zimbabwe	49	49	49

(1)	Direct subsidiary of Greenstone Management Services Holdings Limited (United Kingdom)
(2)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited
(3)	Direct subsidiary of Blanket (Barbados) Holdings Limited
(4)	Direct subsidiary of Caledonia Holdings (Africa) Limited